Free Writing Prospectus to Preliminary Terms No. 7,446

Registration Statement Nos. 333-250103; 333-250103-01

Dated December 30, 2022; Filed pursuant to Rule 433

Morgan Stanley

5-Year Worst-Of INDU and SPX Market-Linked Notes

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing Entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying Indices:	Dow Jones Industrial AverageSM (INDU) and S&P 500® Index (SPX)
Participation rate:	150%
Maximum payment at maturity:	157% to 162% of the stated principal amount
Pricing date:	January 31, 2023
Determination date:	January 31, 2028
Maturity date:	February 3, 2028
CUSIP:	61774TGZ9
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/895421/000183988222030053/ms7446_fwp-14739.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

The payment at maturity will be based solely on the performance of the worst performing underlying, which could be either underlying. The graph and table below illustrate the payment at maturity depending on the performance of the worst performing underlying.

The Worst Performing Underlying
The Notes
$1,900
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
Payment at Maturity on the Notes
$1,000 Stated Principal Amount
$1,570 Maximum Payment at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
38%
40%
60%
80%
100%
Percentage Change in the Final Index Value

Change in Worst Performing Underlying Index	Return on Notes
+70%	+57%*
+60%	+57%*
+50%	+57%*
+40%	+57%*
+38%	+57%
+30%	+45%
+20%	+30%
+10%	+15%
0%	0%
-10%	0%
-20%	0%
-30%	0%
-40%	0%
-50%	0%
-60%	0%
*Assumes a maximum payment at maturity of 157%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Notes

●The notes do not pay interest and may not pay more than the stated principal amount at maturity.

●The appreciation potential of the notes is limited by the maximum payment at maturity.

●The market price of the notes will be influenced by many unpredictable factors.

●The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The estimated value of the notes is approximately $960.10 per note, or within $55.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The amount payable on the notes is not linked to the value of the underlying indices at any time other than the determination date.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices.

●Investing in the notes is not equivalent to investing in the underlying indices.

●The notes will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Risks Relating to the Underlying Indices

●You are exposed to the price risk of each underlying index with respect to each annual coupon payment.

●Because the notes are linked to the performance of the worst performing underlying index, you are exposed to a greater risk of receiving the lower coupon payments than if the notes were linked to just one underlying index.

●Adjustments to the underlying indices could adversely affect the value of the notes.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Notes –Tax considerations” concerning the U.S. federal income tax consequences of an investment in the notes, and you should consult your tax adviser.